Exhibit  (5)
Page 74




                    MORGAN,  LEWIS  &  BOCKIUSCOUNSELORS  AT  LAW
                              2000  ONE  LOGAN  SQUARE
                      Philadelphia,  Pennsylvania  19103-6993
                            Telephone  (215)  963-5000
                               Fax  (215)  963-5299


March  29,  1995


Harleysville  Group  Inc.
355  Maple  Avenue
Harleysville,  PA  19438

Re:  Registration  Statement  on  Form  S-3  for
500,000  Shares  of  Common  Stock

Ladies  and  Gentlemen:

     As counsel for Harleysville Group Inc., a Delaware corporation (the "Company"), we are furnishing this opinion in connection with the above-captioned Registration Statement relating to the issuance and sale of 500,000 shares of Common Stock, par value $1.00 per share, of the Company (the net Shares)pursuant to the Company's Agency Stock Purchase Plan. We have participated in the preparation of the Registration Statement and have also examined the Company's Certificate of Incorporation, as amended and restated, and By-laws and resolutions of the Board of Directors of the Company.

     Our opinion set forth below is limited to the General Corporation Law of the State of Delaware. In our opinion, the Shares have been duly authorized and, when issued, will be legally issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving this opinion, we do not thereby admit that we are acting within the category of persons whose consent is: required under
Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                         Very  truly  yours,



                                         /s/  Morgan,  Lewis  &  Bockius